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                                                                    EXHIBIT 99.1


            [LETTERHEAD OF WEBER SHANDWICK FINANCIAL COMMUNICATIONS]


FOR IMMEDIATE RELEASE
August 6, 2002

                            DDI CORP. RECEIVES NASDAQ
                         NOTICE OF BID PRICE DEFICIENCY

ANAHEIM, CA, August 6, 2002 - DDi Corp. (Nasdaq: DDIC), a leading provider of time-critical, technologically advanced, interconnect services for the electronics industry today announced that it has received a notice from Nasdaq that its common stock has failed to maintain a minimum closing bid price of $1.00 over a period of 30 consecutive trading days. As a result, Nasdaq has provided the Company with 90 calendar days, until November 4, 2002, to regain compliance with this requirement by achieving a minimum closing bid price of $1.00 for ten consecutive trading days. If the Company is unable to demonstrate compliance with the requirement on or before November 4, 2002, Nasdaq will provide the Company with written notification that its securities will be delisted within seven days, which may be appealed by the Company at that time.

Management and the Company's Board of Directors are evaluating various alternatives to address this issue.

About DDi Corp.

DDi is a leading provider of time-critical, technologically advanced, design, development and manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries, with design and manufacturing facilities located across North America and in England, service approximately 2,000 customers worldwide. DDi Corp. common stock trades on the Nasdaq National Market.